UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 5, 2025

Fortress Private Lending Fund
(Exact name of registrant as specified in its charter)

Delaware	000-56756	33-6515727
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1345 Avenue of the Americas New York, NY	10105
(Address of principal executive offices)	(Zip Code)

(212) 497-2976
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Scotia Credit Agreement

On August 5, 2025, Fortress Private Lending Fund (the “Company”), as borrower, entered into a Senior Secured Revolving Credit Agreement (the “Scotia Credit Agreement” and the senior secured credit facility thereunder, the “Scotia Facility”) by and among the Company, the lenders and issuing banks party thereto from time to time and The Bank of Nova Scotia (“Scotia”), as administrative agent (the “Administrative Agent”).  Capitalized terms used herein and not otherwise defined will have the meanings ascribed thereto in the Scotia Credit Agreement.

Subject to the conditions contained therein, the Scotia Credit Agreement provides for a $400,000,000 senior secured revolving credit facility, which includes a $50,000,000 sublimit for swingline loans and a $30,000,000 sublimit for the issuance of letters of credit.  The Company may, at any time, request an increase of the commitments under the Scotia Credit Agreement to an amount not exceeding $800,000,000 to the extent the lenders (existing and new lenders) agree to provide the additional commitment.

The Company may borrow amounts in U.S. dollars or certain other permitted currencies. Interest under the Scotia Facility is payable, at the Company’s election, at either Daily Simple RFR, Term SOFR (or other term benchmark rate) or Alternate Base Rate (defined as the greater of (a) zero and (b) the highest of (i)  the prime rate as last quoted by The Wall Street Journal, (ii)  the federal funds effective rate for such day plus 0.5% and (iii) the rate per annum equal to Term SOFR plus 1.00%)   plus an applicable margin equal to (I)  (a) if the gross borrowing base (as of the most recently delivered borrowing base certificate delivered under the Scotia Credit Agreement) is less than 1.60 times the Combined Debt Amount, (i) with respect to any ABR Loan, 1.100% per annum and (ii)  with respect to any Term SOFR, other term benchmark or Daily Simple RFR Loan, 2.100% per annum; or (b)  if the gross borrowing base (as of the most recently delivered borrowing base certificate delivered under the Scotia Credit Agreement) is greater than or equal to 1.60 times the Combined Debt Amount, (i) with respect to any ABR Loan, 0.975% per annum and (ii)  with respect to any Term SOFR, other term benchmark or Daily Simple RFR Loan, 1.975% per annum. The Company may elect  the applicable rate of interest at the time of drawdown and outstanding Loans may be converted from one interest rate to another at any time at the Company’s option, subject to certain conditions. Subject to acceleration in certain cases, interest is payable in arrears either monthly or quarterly based on the type of Loan obtained and, in the case of swingline loans, on the date such loan is to be repaid.  The Company will also pay a fee of 0.325% on average daily undrawn amounts under the Scotia Facility.

The Scotia Credit Agreement includes financial and other affirmative and negative covenants, events of default and remedies typical for this type of credit facility.  including certain limitations on the incurrence of additional indebtedness, ability to make Restricted Payments, transactions with Affiliates and certain financial covenants related to the Company’s asset coverage ratio and minimum shareholders’ equity and other maintenance covenants.

The availability period under the Scotia Facility will terminate on August 3, 2029 (the “Commitment Termination Date”) and the Scotia Facility will mature on August 5, 2030 (the “Maturity Date”). During the period from the Commitment Termination Date to the Maturity Date, the Company will be obligated to make mandatory prepayments under the Scotia Credit Agreement out of the proceeds of certain asset sales and other recovery events, equity and debt issuances and other returns of capital and extraordinary receipts.  The Company also will be obligated to make mandatory prepayments on Loans in the event of a deficiency in the Borrowing Base and on Multicurrency Loans in the event of changes in exchange rates.

Proceeds of the Scotia Facility may be used for general corporate purposes, including the funding of portfolio investments.

In connection with the Scotia Credit Agreement, certain subsidiaries to be formed by the Company (each a “Subsidiary Guarantor”) will guarantee the obligations of the Company pursuant to the Scotia Credit Agreement.  The obligations of the Company pursuant to the Scotia Credit Agreement and each Subsidiary Guarantor is secured by a first-priority security interest in substantially all of the assets of the Company and any Subsidiary Guarantor.

The foregoing description of the Scotia Credit Agreement is qualified in its entirety by reference to the Scotia Credit Agreement, which is attached hereto as Exhibit 10.1.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

Exhibit Number	Description

10.1
Senior Secured Revolving Credit Agreement, dated as of August 5, 2025, by and among Fortress Private Lending Fund, the lenders and issuing banks party thereto from time to time and The Bank of Nova Scotia, as administrative agent.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 8, 2025

Fortress Private Lending Fund

By:	/s/ Avraham Dreyfuss
Name:	Avraham Dreyfuss
Title:	Chief Financial Officer